Exhibit 99.1

Source: Playlogic Entertainment, Inc
PRESS RELEASE

PLAYLOGIC PROFITABLE AFTER INITIAL LOSSES
Playlogic Entertainment Inc. announces
financial results of Q1 2007

(Amsterdam, The Netherlands) April 25, 2007 - Playlogic Entertainment, Inc. (OTCBB: PLGC) announced financial results for the first quarter of 2007, ending March 31.

Revenues
Net revenues have climbed to $3.5 million in Q1 2007, up from $2.7 million for the same period the year before, an increase of 30%. The increase was primarily due to newly released PC titles, including “Infernal” and “Ancient Wars: Sparta”.

Gross Profit
Gross profit was up to $2.4 million which is an increase of 140% compared to $1.0 million for the same period in 2006. This increase is also attributed to slightly lower costs of new PC title production.

Operating Profit
Recorded net profit from operations for the first quarter ended March 31, 2007, was $1.1 million versus net loss of $1.2 million in Q1 2006.

Net Profits
Net profits for the quarter amounted to $0.8 million, increasing significantly from $1.2 million in net losses the first quarter of 2006, reversing a trend of quarterly losses.

Profit per Share
This quarter, profits per share went up to $0.03 per share from a loss per share of $0.05 in Q1 of the previous year.

Current Climate
Successfully released and upcoming titles, a continued development contract with Sony Entertainment Europe, and a focus on savings in general and administrative expenses, all contributed to strong first quarter results. Further marketing investments were also made to ensure visibility and success of released titles.

“The profit results from our clear and independent strategy, and continued focus on the development and release of quality games through our network of trusted distributors. We expect this trend which started to become visible in the second half of last year to continue.” said Playlogic’s President, Willem M. Smit. “Playlogic is reversing its initial losses and will continue to invest in its further growth by acquiring and publishing high quality content on all platforms to diversify our product portfolio.”

The Company expects revenues and gross profits to increase according to the release of the new line-up of high quality titles. Initially revenues might fluctuate per quarter mirroring actual release dates but as more titles become available, Playlogic expects to see steady revenue with continued profitability.

About Playlogic:
Playlogic Entertainment, Inc. is an independent publisher of entertainment software for PCs, consoles, handhelds, mobile devices, and other digital media. Playlogic distributes its products worldwide through all available channels, online and offline. Playlogic, who currently has approximately 75 employees, is listed on the OTCBB under the symbol "PLGC" and is headquartered in New York and Amsterdam. Its internal game devolvement studio is based in Breda (The Netherlands).

Playlogic's portfolio includes games that are being developed by several teams at the Playlogic Game Factory, Playlogic's in-house development studio based in Breda, as well as games developed by a number of studios throughout the world with approximately 300 people of external development staff. Currently, 10 games on 12 platforms are in the works, including “Xyanide Resurrection,” “Obscure II” and “Age of Pirates: Captain Blood,” which will be published this year. Recent world-wide releases include “Ancient Wars: Sparta,” "Infernal,” "Age of Pirates: Caribbean Tales," “World Racing 2,” “Knights of the Temple 2” and “Gene Troopers.”

Playlogic publishes quality games, working with leading technology to produce digital entertainment from concept to finished product.

FORWARD LOOKING STATEMENTS
This release contains statements about Playlogic's future expectations, performance, plans, and prospects, as well as assumptions about future events. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties, including without limitation, business and economic conditions and trends; fluctuations in operating results; reduced customer demand relative to expectations; competitive factors; and other risk factors listed from time to time in the company's SEC reports. Actual results may differ materially from our expectations as the result of these and other important factors relating to Playlogic's business and product development efforts, which are further described in filings with the Securities and Exchange Commission. These filings can be obtained from the SEC's website located at www.sec.gov. Any forward-looking statements are based on information available to Playlogic on the date of this release, and Playlogic assumes no obligation to update such statements.

FOR MORE INFORMATION
Playlogic Entertainment, Inc.
Sara Sky Schutte, Corporate PR & IR Manager
T: +31 20 676 03 04
M: +31 6 13 73 20 10
E: sschutte@playlogicint.com

For further information about Playlogic, please visit the Corporate Center at www.playlogicgames.com